                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934


Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [_]

Check the appropriate box:

[_]   Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]   Definitive Proxy Statement
[_]   Definitive Additional Materials
[_]   Soliciting Material Under Rule 14a-12

                              RENTRAK CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required
[_]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
      (1)  Title of each class of securities to which transaction applies:
      (2)  Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
      (4)  Proposed maximum aggregate value of transaction:
      (5)  Total fee paid:
[_]   Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registrant statement number, or the Form or Schedule and the date of its filing.
      (1)  Amount Previously Paid:
      (2)  Form, Schedule or Registration Statement No.:
      (3)  Filing Party:
      (4)  Date Filed:

                              RENTRAK CORPORATION
                              One Airport Center
                          7700 N.E. Ambassador Place
                            Portland, Oregon 97220

                                                            August 8, 2000

To Our Shareholders:

  Our 2000 Annual Meeting of Shareholders will be held on Tuesday, September 19, 2000, at 9:00 a.m., Pacific Daylight Savings Time, at our executive offices, located at One Airport Center, 7700 N.E. Ambassador Place, Portland, Oregon 97220. On the following pages you will find the formal Notice of Annual Meeting and Proxy Statement. Our 2000 Annual Report is also enclosed.

  Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted at the meeting. ACCORDINGLY, PLEASE DATE, SIGN AND RETURN THE ENCLOSED WHITE PROXY CARD PROMPTLY. If you attend the meeting, there will be an opportunity to revoke your proxy and to vote in person if you prefer.

  If you have any questions or need assistance voting your proxy please call our proxy solicitor Corporate Investor Communications, Inc. toll-free at 1-888-560-9906 and ask for Bill Fiske.

                                          Sincerely yours,

                                          /s/ Ron Berger
                                          Ron Berger
                                          Chairman of the Board

                              RENTRAK CORPORATION
                              One Airport Center
                          7700 N.E. Ambassador Place
                            Portland, Oregon 97220

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                      To Be Held September 19, 2000

To the Shareholders of
Rentrak Corporation:

  The Annual Meeting of Shareholders of Rentrak Corporation ("Rentrak") will be held on Tuesday, September 19, 2000, at 9:00 a.m., Pacific Daylight Savings Time, at Rentrak's executive offices, located at One Airport Center, 7700 N.E. Ambassador Place, Portland, Oregon 97220, for the following purposes:

    1. To elect a board of directors consisting of nine or five members, depending on the outcome of Proposal 2, each to serve until the next annual meeting of shareholders and until his successor is duly elected and qualified;

    2. To act on a shareholder proposal to amend Rentrak's 1995 Restated Bylaws to fix the size of the board of directors at five (the "Shareholder Bylaw Proposal"), which is opposed by the board of directors;

    3. To hear general reports about Rentrak's business from certain of its officers. The shareholders will not be asked to act upon such reports; and

    4. To transact such other business as may properly come before the meeting or any adjournments thereof.

  The board of directors has fixed the close of business on August 4, 2000 as the record date for determining shareholders entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof. The proxy statement, proxy card and 2000 Annual Report to Shareholders accompany this Notice.

  If you plan to attend the Annual Meeting:

  Please note that space limitations may make it necessary to limit attendance only to Rentrak shareholders and the holders of shareholder proxies. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at approximately 8:00 a.m., and seating will be available at approximately 8:30 a.m. Cameras and recording devices will not be permitted at the meeting. "Street name" shareholders will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date in order to be admitted to the Annual Meeting.

  Whether or not you plan to attend the Annual Meeting, please fill out, sign, date and promptly return the enclosed proxy in the enclosed postage paid envelope. You may revoke your proxy in writing or at the Annual Meeting if you wish to vote in person.

                                          By Order of the Board of Directors:


                                          /s/ F. Kim Cox
                                          F. Kim Cox,
                                          President and Secretary

Portland, Oregon

August 8, 2000

                              RENTRAK CORPORATION
                              One Airport Center
                          7700 N.E. Ambassador Place
                            Portland, Oregon 97220

                               ----------------
                                PROXY STATEMENT
                        ANNUAL MEETING OF SHAREHOLDERS

                      To Be Held September 19, 2000
                               ----------------
Date, Time, Place of Meeting

  The board of directors of Rentrak Corporation ("Rentrak") is furnishing this proxy statement and the accompanying Annual Report to Shareholders, notice of annual meeting, and the enclosed WHITE form of proxy card in connection with the board's solicitation of proxies for use at Rentrak's 2000 Annual Meeting of Shareholders (the "Annual Meeting"). The Annual Meeting will be held Tuesday, September 19, 2000, at 9:00 a.m. Pacific Daylight Savings Time, at Rentrak's executive offices, located at One Airport Center, 7700 N.E. Ambassador Place, Portland, Oregon 97220.

Solicitation and Revocation of Proxies

  Shares represented by the WHITE proxy that are properly dated, executed and returned will be voted as directed on the proxy form. If no direction is given, proxies will be voted FOR each of the director nominees selected by the board of directors and AGAINST the Shareholder Bylaw Proposal (as defined below). If other matters properly come before the Annual Meeting, the persons named in the accompanying proxy will vote in accordance with their best judgment with respect to such matters. Any proxy given by a shareholder may be revoked at any time prior to its use by execution of a later-dated proxy delivered to Rentrak's Secretary, by personal vote at the Annual Meeting, or by written notice of revocation delivered to Rentrak's Secretary.

  Rentrak's board of directors has selected the two persons named on the enclosed WHITE proxy card to serve as proxies in connection with the Annual Meeting. These proxy materials and the accompanying Rentrak 2000 Annual Report to Shareholders are being mailed on or about August 11, 2000 to shareholders of record on August 4, 2000.

Purposes of the Annual Meeting

  The Annual Meeting has been called for the following purposes:

  . To elect a board of directors consisting of nine or five members, depending on the outcome of the Shareholder Bylaw Proposal (as defined below), each to serve until the next annual meeting of shareholders and until his successor is duly elected and qualified;

  . To act on a shareholder proposal to amend Rentrak's 1995 Restated Bylaws to fix the size of the board of directors at five (the "Shareholder Bylaw Proposal"), which is opposed by the board of directors;

  . To hear general reports about Rentrak's business from certain of its officers. The shareholders will not be asked to act upon such reports; and

  . To transact such other business as may properly come before the meeting or any adjournments thereof.

  Section 2.3.1 of Rentrak's 1995 Restated Bylaws, as amended, sets forth procedures to be followed for introducing business at a shareholders meeting. Rentrak has no knowledge of any other matters that may be properly presented at the Annual Meeting. If other matters do properly come before the Annual Meeting in accordance with the 1995 Restated Bylaws, the persons named in the proxy card will vote your proxy in accordance with their judgment on such matters in the exercise of their sole discretion.

Record Date and Shares Outstanding

  Only shareholders of record at the close of business on August 4, 2000 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, 12,295,684 shares of Rentrak common stock were outstanding and held of record by 324 stockholders. For information regarding the ownership of Rentrak common stock by holders of more than five percent (5%) of the outstanding shares and by Rentrak's directors and executive officers, see "Security Ownership of Certain Beneficial Owners and Management."

Voting; Quorum

  Each share of common stock outstanding on the Record Date is entitled to one vote per share at the Annual Meeting. Shareholders are not entitled to cumulate their votes. The presence, in person or by proxy, of the holders of a majority of Rentrak's outstanding shares of common stock is necessary to constitute a quorum at the Annual Meeting.

Vote Required

  If a quorum is present at the Annual Meeting, the Shareholder Bylaw Proposal will be approved if the number of votes cast for the proposal exceed the number of votes cast against it. If the Shareholder Bylaw Proposal is rejected, the nine director nominees who receive the greatest number of votes cast in person or by proxy will be elected as directors. If the Shareholder Bylaw Proposal is approved, the five director nominees who receive the greatest number of votes cast in person or by proxy will be elected as directors.

Effect of Abstentions

  If you abstain from voting, your shares will be deemed present at the Annual Meeting for purposes of determining whether a quorum is present. However, abstentions will not count as votes "for" or "against" a proposal. Directors are elected by a plurality of the votes cast and only votes cast in favor of a nominee will have an effect on the outcome. Therefore, abstention from voting will not affect the outcome of the election of directors. Similarly, abstentions will not affect the outcome of the vote on the Shareholder Bylaw Proposal.

Effect of Broker Non-Votes

  If a broker holds your shares in street name, you should instruct your broker how to vote. Broker non-votes (i.e. shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) are deemed present at the Annual Meeting for purposes of determining whether a quorum is present. However, broker non-votes are not counted as votes "for" or "against" a proposal and are not counted in determining the number of votes cast on a proposal. Accordingly, broker non-votes will have no effect on the outcome of the election of directors or the Shareholder Bylaw Proposal.

2000 Shareholder Proposals

  The deadline for shareholders to submit proposals to be considered for inclusion in the proxy statement for the 2001 Annual Meeting of Shareholders is April 10, 2001. In addition, to be considered at the 2001 Annual Meeting of Shareholders, Section 2.3.1 of Rentrak's 1995 Restated Bylaws, as amended, requires shareholders to provide certain information and deliver notice of all proposals, matters and other business to Rentrak's principal executive office no later than sixty (60) calendar days and no earlier than ninety (90) calendar days prior to the first anniversary of the 2000 Annual Meeting.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  On July 5, 2000, Rentrak's board of directors amended Section 3.2 of Rentrak's 1995 Restated Bylaws to eliminate the staggered board of directors.
Section 3.2 divided the board into three classes and provided that the directors in each class would serve staggered three-year terms. As amended,
Section 3.2 of Rentrak's 1995 Restated Bylaws provides that the board of directors shall consist of between three and nine members, with the specific number to be established by resolution of the board. The board of directors has established the number of directors to be nine, which is the current number of directors. A group of shareholders identifying itself as the Committee for the Achievement of Rentrak Excellence (the "Shareholder Group") has proposed its own slate of five directors, contingent upon shareholder approval of Proposal 2, the Shareholder Bylaw Proposal. The board of directors eliminated the stagger provision at this time in order to remove potential barriers to shareholder democracy and streamline the election process by giving Rentrak's shareholders a meaningful choice between Rentrak's proposed board nominees and, if Proposal 2 passes, the board nominees proposed by the Shareholder Group. If Proposal 2 fails, the Shareholder Group's five nominees will not be up for election. The Shareholder Group had also proposed to eliminate Rentrak's staggered board of directors.

  Notwithstanding the foregoing bylaw amendment, because current directors were elected to three-year terms at a time when the board was divided into three classes, the terms of only three directors legally expire at the Annual Meeting. Under Oregon law, the other six directors would continue to serve the remainder of the full three-year term for which they were elected by Rentrak's shareholders. However, in order to effectuate the purpose of the board of directors' recent bylaw amendment removing staggered terms, these six directors have agreed to resign their position as such, effective at the Annual Meeting immediately prior to the election of directors. Accordingly, in the event Proposal 2 fails, shareholders will be asked to elect a board of nine directors at the Annual Meeting, each to serve until the next annual meeting of shareholders and until his successor is duly elected and qualified.

  The board of directors has nominated the individuals named below to fill the nine seats. The board of directors believes that each nominee will be available to serve as a director. However, if any nominee is not a candidate on the date of the Annual Meeting or otherwise declines to or cannot serve as a director, the proxy will be voted for such other person or persons as the board in its discretion may recommend. Proxies cannot be voted for more than nine nominees. If a vacancy occurs after the Annual Meeting, the board of directors may elect a replacement to serve for the remainder of the unexpired term.

  At the Annual Meeting, Proposal 2 will be the first agenda item. If Proposal 2 passes, the size of Rentrak's board of directors at the Annual Meeting would be reduced to five members and the five nominees who receive the greatest number of votes would be elected to fill the open seats. If Proposal 2 passes, of the nine nominees listed below, the proxies will be voted for the five nominees who receive the greatest number of votes in connection with the solicitation of proxies by Rentrak. If Proposal 2 fails, the nine nominees who receive the greatest number of votes will be elected as directors.

  The board of directors recommends a vote "FOR" the election of each of the following director nominees.

  Peter Balner (53). Mr. Balner is currently the President and Chief Executive Officer of Blowout Video, Inc., a wholly owned subsidiary of Rentrak, a position he has held since September 1997. Prior to joining Blowout, Mr. Balner served from May 1996 to August 1997 as a Director and Executive Vice President, Corporate Retail Operations and Development, of West Coast Entertainment Corporation, a publicly traded video retailer. He also served from December 1981 to May 1996 as the President and Chief Executive Officer of Palmer Corporation, a video retailer operating primarily in metropolitan New York. Mr. Balner serves as a director of The Enterprise Bank. Mr. Balner has been a director of Rentrak since May 2000.

  Pradeep Batra (54). Since February 1985, Mr. Batra has served as President of Unique Business Systems ("UBS"), a vertical market software developer. Among other things, UBS develops and markets point-of-sale ("POS") software that some of Rentrak's retail video store customers use to capture rental and sale activity and report such activity to Rentrak. UBS is party to a POS vendor agreement and several other agreements with Rentrak and two Rentrak subsidiaries. Mr. Batra also serves as a director of UBS and Synera Systems. Mr. Batra has been a director of Rentrak since February 1998.

  Skipper Baumgarten (53). Since 1990, Mr. Baumgarten has served as President of Surety Associates Holding Company. Mr. Baumgarten also serves as CEO and Chairman of the Board of American Contractors Indemnity Co., an insurance company. Mr. Baumgarten has been a director of Rentrak since February 1998.

  Ron Berger (52). Since founding Rentrak in 1977, Mr. Berger has served as President (up until May 2000) and Chief Executive Officer of Rentrak, except for brief periods in other positions in 1981 and 1984. Since September 1984, he has also served as Rentrak's Chairman of the Board. Mr. Berger also serves as Chairman and a Director of Rentrak Japan K.K., and as a Director of Rentrak UK, and BlowOut Video, Inc. Mr. Berger is a member of the board of directors of American Contractors Indemnity Co., Fast Forward Foundation, and the Board of Trustees of The Nature Conservancy of Oregon. He is also a past director of the Video Software Dealers Association and the International Franchise Association.

  James Jimirro (63). Since 1986, Mr. Jimirro has been the Chairman of the board of directors, President and Chief Executive Officer of J2 Communications, a company that owns and licenses the National Lampoon name and operates the National Lampoon web site. Mr. Jimirro has been a director of Rentrak since November 1990. Since April 1998, he has served as Chairman of the Board and a director of Rentrak UK.

  Takaaki Kusaka (47). Since April 1991, Mr. Kusaka has served as President and as a director of Rentrak Japan. Rentrak currently owns a nine percent (9%) equity interest in Rentrak Japan. Mr. Kusaka has also served as Chairman of BlowOut Japan and Top Share Co., Ltd., since April 1997. Mr. Kusaka has been a director of Rentrak since 1999.

  Bill LeVine (80). In January 1988, Mr. LeVine founded and became President of LeVine Enterprises, Inc., an investment firm. Mr. LeVine also serves as a director of Mellon West Coast Bank, B.C.T. Inc., Fast Frame, and American Contractors Indemnity Co. Mr. LeVine has been a director of Rentrak since April 1985.

  Muneaki Masuda (49). Mr. Masuda founded Rentrak Japan, a joint venture formed between Rentrak and Culture Convenience Club Co., Ltd. ("CCC"). Rentrak currently owns a nine percent (9%) equity interest in Rentrak Japan. Mr. Masuda is the controlling stockholder of So-Tsu Company, which in turn holds a controlling interest in CCC and Rentrak Japan. Since founding CCC, Mr. Masuda has served as President except for the period from October 1996, through February 2000, when he served as its Chairman. Until February 2000, Mr. Masuda also served as President of DIRECTV Japan. Mr. Masuda has been a director of Rentrak since August 1990. Mr. Masuda is also a director of GAGA Communications, Digital Hollywood and Rentrak Japan. Pursuant to a Common Stock Purchase Agreement between Rentrak and CCC, entered into as of December 20, 1989, Rentrak's board of directors is required, subject to fiduciary obligations to all shareholders, to nominate Mr. Masuda, CCC's designee, as a director and use its best efforts to vote in favor of Mr. Masuda those shares for which Rentrak's management and Board hold proxies or are otherwise entitled to vote.

  Stephen Roberts (62). Mr. Roberts is President and CEO of The S. Roberts Company (founded in 1985), a consulting firm to the entertainment industry. Mr. Roberts is a member of the Academy of Motion Pictures Arts and Sciences, the Academy of Television Arts and Sciences, and a former director of the Motion Picture Association of America. Mr. Roberts is a director of CTN Media Group and Rentrak Japan. Mr. Roberts has been a director of Rentrak since December 1988.

  See "CERTAIN RELATIONSHIPS AND TRANSACTIONS" for a discussion of certain agreements and relationships between Rentrak and its directors.

                     COMMITTEES AND MEETINGS OF THE BOARD

  The board of directors has a Compensation Committee and an Audit Committee. The board of directors does not have a nominating committee.

  The Compensation Committee is responsible for evaluating the performance of Rentrak's management and determining the method of compensating Rentrak's salaried employees. During the fiscal year ended March 31, 2000, the Compensation Committee held two meetings. From the beginning of Rentrak's most recent fiscal year until August 23, 1999, the Compensation Committee was comprised of Skipper Baumgarten, Herbert Fischer and Bill LeVine. Mr. Fischer resigned from Rentrak's board of directors on August 23, 1999, and was subsequently replaced on the Compensation Committee by Takaaki Kusaka.

  The Audit Committee is comprised of Pradeep Batra, James Jimirro and Bill LeVine and is responsible for evaluating the integrity of Rentrak's financial reporting to shareholders. During the fiscal year ended March 31, 2000, the Audit Committee held four meetings.

  During the fiscal year ended March 31, 2000, the board of directors held four regular meetings, each of which was conducted in person, and six special meetings, each of which was conducted by telephone conference call. While in office, each director attended at least seventy-five percent (75%) of the total number of meetings held by the board of directors and the committees of the board of directors on which he served during the fiscal year ended March 31, 2000, except for Muneaki Masuda, who attended seventy percent (70%) of Rentrak's board of directors meetings.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of June 20, 2000, certain information regarding the beneficial ownership of Rentrak common stock by (i) each person believed by Rentrak to be the beneficial owner of five percent (5%) or more of Rentrak's outstanding shares of common stock, (ii) each director of Rentrak,
(iii) Rentrak's Chief Executive Officer and the next four most highly compensated executive officers during the last completed fiscal year who were serving as executive officers at the end of the fiscal year (the "Named Executive Officers") and (iv) the directors and the executive officers as a group.

                                                     Shares Beneficially
                                                            Owned
                                                   ---------------------------
Directors, Named Executive Officers and 5%
Shareholders (1)                                   Number(2)     Percentage(2)
------------------------------------------         ---------     -------------
Peter Balner......................................    67,250(3)          *
Pradeep Batra.....................................    24,500(4)          *
Skipper Baumgarten................................    70,000(5)          *
Ron Berger........................................ 1,768,366(6)      14.39%
F. Kim Cox........................................   350,424          2.85%
Marty Graham......................................    72,539(7)          *
James Jimirro.....................................    45,566(8)          *
Takaaki Kusaka....................................         0             *
Bill LeVine.......................................   457,511(9)       3.72%
Muneaki Masuda.................................... 1,039,839(10)      8.44%
Carolyn Pihl......................................    19,464(11)         *
Christopher Roberts...............................    48,856(12)         *
Stephen Roberts...................................   109,663(13)         *

All executive officers and directors as a group
 (17 persons)..................................... 4,334,307(14)     33.74%
Culture Convenience Club Co., Ltd.................   390,000(15)      3.17%
 4-20-3 Ebisu-21st Floor
 Shibuya-Ku, Tokyo 150, Japan

Rentrak Japan, K.K................................   614,000(16)      5.00%
 4-20-3 Ebisu-35th Floor
 Shibuya-Ku, Tokyo 150, Japan

Walt Disney Company............................... 1,543,203(17)     11.16%
 500 South Buena Vista St.
 Burbank, CA

Committee for the Achievement of Rentrak Excel-
 lence............................................ 1,119,480(18)      9.10%
 6656 Penninsula Way
 Laingsburg, MI 48848

--------
  *  Less than 1%
 (1) The address of all Directors and executive officers is Rentrak's address:
     One Airport Center, 7700 N.E. Ambassador Place, Portland, Oregon 97220.
 (2) All percentages have been calculated based on the number of shares of Rentrak common stock that were issued and outstanding as of June 20, 2000. In accordance with SEC regulations, the number of shares and percentage calculation with respect to each shareholder assumes the exercise of all outstanding options such shareholder holds and that can be exercised within 60 days after the date of this proxy statement.
 (3) Includes 26,250 shares of common stock subject to options exercisable within 60 days of the date of the table.
 (4) Includes 10,000 shares of common stock subject to options exercisable within 60 days of the date of the table.
 (5) Includes 10,000 shares of common stock subject to options exercisable within 60 days of the date of the table.

 (6) Includes 52,200 shares held by Mr. Berger's parents, with respect to which Mr. Berger disclaims beneficial ownership.
 (7) Includes 72,535 shares of common stock subject to options exercisable within 60 days of the date of the table.
 (8) Includes 22,646 shares of common stock subject to options exercisable within 60 days of the date of the table.
 (9) Includes 10,000 shares of common stock subject to options exercisable within 60 days of the date of the table.

(10) Mr. Masuda is the controlling shareholder of So-Tsu Company, which in turn holds a controlling interest in Culture Convenience Club Co., Ltd. and Rentrak Japan, K.K. Includes 390,000 shares owned by Culture Convenience Club Co., Ltd. and 614,000 shares owned by Rentrak Japan, K.K. Also includes 35,839 shares of common stock exercisable within 60 days of the date of this table.
(11) Includes 19,464 shares of common stock subject to options exercisable within 60 days of the date of the table.
(12) Includes 47,558 shares of common stock subject to options exercisable within 60 days of the date of the table.
(13) Includes 59,281 shares of common stock subject to options exercisable within 60 days of the date of the table.
(14) Includes 555,114 shares of common stock subject to options exercisable within 60 days of the date of the table.

(15) As indicated in footnote 10 to this table, these shares are beneficially owned by Muneaki Masuda, a director of Rentrak and controlling shareholder of So-Tsu Company. So-Tsu Company holds a controlling interest in Culture Convenience Club Co., Ltd.

(16) As indicated in footnote 10 to this table, these shares are beneficially owned by Muneaki Masuda, a director of Rentrak and controlling shareholder of So-Tsu Company. So-Tsu Company holds a controlling interest in Rentrak Japan, K.K.
(17) Includes 1,543,203 shares of common stock subject to warrants that are exercisable within 60 days of the date of this table.

(18) Based on information set forth in the Amendment No. 2 to Schedule 13D, filed on July 27, 2000 by the Committee for the Achievement of Rentrak Excellence. According to the Schedule 13D, Cecil D. Andrus (1,000 shares), Michael Annechino (97,400 shares), Mark A. Brown (119,550 shares), Thomas S. Cousins, Jr. (65,000 shares), George H. Kuper (0 shares), Joon S. Moon (1,000 shares), James G. Petcoff (11,500 shares), Gordon A. Reck (67,000 shares), Donald W. Remlinger (75,000 shares), Paul Rosenbaum (250,730 shares), David R. Rosencrantz (63,700 shares), Guy R. Wolcott (287,000 shares), and Frederick L. Zehnder (80,600 shares) collectively are the beneficial owners of 1,119,480 shares. According to the Schedule 13D, the foregoing persons may be deemed to be part of a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934.

                               EXECUTIVE OFFICERS

  The names, ages, positions and backgrounds of Rentrak's current executive officers are as follows:

                           Position
                             Held       Current Position(s) with Company and
         Name          Age  Since                    Background
         ----          --- --------     ------------------------------------
 Ron Berger...........  52   1984   Chairman of the board of directors and
                                    Chief Executive Officer. Since founding
                                    Rentrak in 1977, Mr. Berger has served as
                                    director, and Chief Executive Officer,
                                    except for brief periods in other positions
                                    in 1981 and 1984. From 1977 through May
                                    2000, Mr. Berger also served as President
                                    of Rentrak. Since September 1984, he has
                                    also served as Rentrak's Chairman of the
                                    Board. Mr. Berger serves as a member of the
                                    following boards of directors: Rentrak
                                    Japan K.K.; Rentrak UK; Blowout Video,
                                    Inc.; American Contractors Indemnity Co.;
                                    Fast Forward Foundation; and The Nature
                                    Conservancy of Oregon.

 F. Kim Cox...........  47   2000   President, Chief Financial Officer,
                                    Secretary and Treasurer. In May 2000, Mr.
                                    Cox was appointed President of Rentrak and
                                    as of July 20, 2000, became Rentrak's Chief
                                    Financial Officer on an interim basis while
                                    Rentrak undertakes a search for a new Chief
                                    Financial Officer to replace Carolyn Pihl,
                                    who resigned to assume the position of
                                    Chief Financial Officer at 3PF.COM, Inc., a
                                    wholly owned subsidiary of Rentrak. From
                                    1999 until May 2000, Mr. Cox served as
                                    Executive Vice President, Secretary and
                                    Treasurer. From 1995 until 1999, Mr. Cox
                                    served as Executive Vice President, Chief
                                    Financial Officer, Secretary and Treasurer.
                                    From 1991 until 1995, Mr. Cox served as
                                    Executive Vice President--Strategic
                                    Planning, Secretary, and Treasurer. From
                                    1985 until 1991, Mr. Cox served as Chief
                                    Financial Officer and Vice President of
                                    Finance. Prior to joining Rentrak in 1985,
                                    Mr. Cox was a practicing attorney with the
                                    firm Garvey, Schubert, Adams & Barer from
                                    1983 to 1985, and with the firm of
                                    McClaskey & Greig from 1980 to 1983. Prior
                                    to that, Mr. Cox practiced accounting with
                                    Arthur Andersen & Co.

 Marty Graham.........  42   1991   Vice President, Product Development. Prior
                                    to joining Rentrak in October 1988 as
                                    Director of Product Development, Mr. Graham
                                    had served as General Manager and
                                    Secretary/Treasurer of Pacific Western
                                    Video Corporation since 1984, which owned
                                    and operated two video retailer outlets,
                                    both of which participated in Rentrak's PPT
                                    Program.

 Richard Nida.........  53   1998   Vice President, Investor Relations. Prior
                                    to joining Rentrak in September 1998, Mr.
                                    Nida served as the Director of Corporate
                                    Communications and Investor Relations for
                                    Payless ShoeSource from 1988 to August
                                    1998.

 Christopher Roberts..  32   1994   Vice President, Sales. Prior to becoming
                                    Vice President, Sales, Mr. Roberts was
                                    Rentrak's National Director of Sales, a
                                    position he held since September 1992.

                            EXECUTIVE COMPENSATION

  The following table sets forth all compensation paid by Rentrak to the Named Executive Officers during the fiscal years ended March 31, 2000, 1999 and 1998.

                          Summary Compensation Table

                                                            Long-Term
                                                          Compensation
                                            Annual       ---------------
                                         Compensation        Awards
                                      ------------------ ---------------
                          Fiscal Year                      Securities     All Other
Name and Principal        Ended March                      Underlying    Compensation
Position (1)                  31,     Salary($) Bonus($) Options/SARs(#)    ($)(2)
------------------        ----------- --------- -------- --------------- ------------
Ron Berger,                  2000      429,353    2,264      260,943(3)     (3,324)
President and Chief Ex-
 ecutive Officer             1999      405,540        0      510,481(3)     94,915
                             1998      408,972   62,258            0        31,241

F. Kim Cox,                  2000      191,029   85,000       32,623         5,571
Executive Vice President
 and Secretary               1999      181,136        0       63,805         6,065
                             1998      198,397   62,824            0         8,195

Marty Graham,                2000      152,265   35,000       10,000         3,835
Vice President, Product
 Development                 1999      140,083   15,000            0         4,032
                             1998      137,371    5,000       35,000         6,110

Carolyn Pihl,                2000      147,753   30,000       10,000         1,500
Chief Financial Officer      1999      134,515    5,000            0         1,500
                             1998      110,913    9,000       10,000         1,500

Christopher Roberts,         2000      137,596   26,750       10,000         1,500
Vice President of Sales      1999      135,854   20,000            0         1,500
                             1998      121,593   23,000       35,000         1,500

--------

(1) Reflects principal position as of March 31, 2000. In May 2000, Mr. Cox was appointed president. He is also currently serving as Rentrak's Chief Financial Officer on an interim basis. Ms. Pihl resigned in July 2000, as Rentrak's Chief Financial Officer to assume the Chief Financial Officer position at Rentrak's wholly owned subsidiary, 3PF.COM, Inc.
(2) Amounts disclosed in this column reflect the following matching contributions during fiscal 2000 on behalf of the Named Executive Officers under Rentrak's 401(k) plan: Ron Berger $1,500, F. Kim Cox $1,500, Marty Graham $1,500, Carolyn Pihl $1,500, and Christopher Roberts $1,500. Rentrak also made payments to supplemental disability and life insurance plans during fiscal 2000 for the following Named Executive Officers: Ron Berger $22,948, F. Kim Cox $4,071, and Marty Graham $2,335. In addition, other compensation for Ron Berger includes lease and maintenance payments on an automobile and a fiscal 2000 credit of $47,717 related to a correction to an overcalculation of compensation in 1999.
(3) In May 1995, Rentrak adopted a shareholder rights plan designed to ensure that all of Rentrak's shareholders receive fair and equal treatment in the event of certain proposals to acquire Rentrak. Under the rights plan, each shareholder received a dividend of one right for each share of Rentrak's outstanding common stock, entitling the holder to purchase additional shares of common stock. The rights become exercisable after any person or group acquires beneficial ownership (as such term is defined in the rights plan) of 15% or more of Rentrak's outstanding stock. As a result of stock option grants made to Mr. Berger, his beneficial ownership (as such term is defined in the rights plan) may be deemed to have exceeded 15%. As permitted by the provisions of the rights plan, the board of directors has determined that, to the extent Mr. Berger's beneficial ownership exceeded 15%, it was inadvertent. Following the board's determination, Mr. Berger delivered for cancellation all of the options granted to him in fiscal 2000 (covering 260,943 shares) and a portion of the options granted to him in fiscal 1999 (covering 243,659 shares). Under the rights plan, the board of directors, at their discretion, retains the right to waive the 15% threshold with respect to any person (including Mr. Berger) or transaction or terminate the rights plan. After the cancellation of these options, Mr. Berger's beneficial ownership (as such term is defined in the rights plan) of Rentrak's outstanding stock is now less than 15%. The board of directors has not waived the 15% threshold.

Stock Option Grants

  The following table sets forth information concerning stock option grants to each of the Named Executive Officers during the fiscal year ended March 31, 2000. Rentrak did not grant any stock appreciation rights to the Named Executive Officers during the fiscal year.

                       Option Grants In Last Fiscal Year

                            Individual Grants (1)
                          ----------------------------
                                                                           Potential realizable value
                          Number of                                          at assumed annual rates
                          securities     % of total                        of stock price appreciation
                          underlying   options granted                         for option term (2)
                           options     to employees in Exercise Expiration ---------------------------
Name                       granted     fiscal year(3)  price(4)    date       5% ($)       10% ($)
----                      ----------   --------------- -------- ---------- ------------ --------------
Ron Berger(5)...........   260,943(7)       52.15%      4.750    8/23/09        779,502      1,975,411
F. Kim Cox(5)...........    32,623           6.52%      4.750    8/23/09         97,453        246,965
Marty Graham(5).........    10,000           2.00%      2.813    4/01/09         17,691         44,832
Carolyn Pihl(6).........    10,000           2.00%      2.813    4/01/09         17,691         44,832
Christopher Roberts(5)..    10,000           2.00%      2.813    4/01/09         17,691         44,832

--------
(1) Options granted include both incentive stock options and nonqualified stock options. All option grants are subject to the discretion of the board of directors.
(2) These calculations are based on certain assumed annual rates of appreciation as required by SEC rules and regulations governing the disclosure of executive compensation. Under these rules, an assumption is made that the shares underlying the stock options shown in this table could appreciate at rates of five percent (5%) and ten percent (10%) per annum on a compounded basis over the ten-year term of the stock options. Actual gains, if any, on stock option exercises are dependent on the future performance of Rentrak's common stock and overall stock market conditions. There can be no assurance that the gains reflected in this table will be achieved.

(3) In fiscal 2000, Rentrak granted options covering a total of 119,271 shares to its non-executive officer employees and options covering a total of 62,500 shares to its non-employee directors.
(4) The exercise price per share equals the market price of Rentrak's common stock on the date of grant.
(5) Option vests twenty percent (20%) per year on each anniversary of the grant date.
(6) Option vests twenty-five percent (25%) per year on each anniversary of the grant date.
(7) This option was cancelled in its entirety on June 21, 2000. See note 3 to the Summary Compensation Table, above.

Stock Option Exercises

  The following table sets forth certain information concerning stock option exercises by each of the Named Executive Officers during the fiscal year ended March 31, 2000, and the value of in-the-money options (i.e., options in which the market value of Rentrak common stock exceeds the exercise price of the options) held by such individuals on March 31, 2000. The value of in-the-money options is based on the difference between the exercise price of such options and the closing price of Rentrak common stock on March 31, 2000, which was $5.50.

                  Aggregated Option Exercises in Fiscal 2000
                          and Year End Option Values

                                                Number of Securities    Value of Unexercised In-
                                               Underlying Unexercised   the-Money Options at Year
                                               Options at Year End (#)           End ($)
                                              ------------------------- -------------------------
                           Shares     Value
                         Acquired on Realized
Name                     Exercise(#)   ($)    Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- -------- ----------- ------------- ----------- -------------
Ron Berger..............        0          0   1,331,024     669,328(1)   860,697      279,479
F. Kim Cox..............    5,357     19,317     301,336     110,807      319,880       41,507
Marty Graham............        0          0      65,535      28,000       71,985       62,495
Carolyn Pihl............        0          0      13,035      17,679       12,320       35,352
Christopher Roberts.....        0          0      44,850      30,500       42,960       45,620

--------
(1) Effective June 21, 2000, the options granted to Mr. Berger in fiscal 2000 (covering 260,943 shares) were cancelled in their entirety and the options granted to Mr. Berger in fiscal 1999 were cancelled with respect to 243,659 shares. See note 3 to the Summary Compensation Table, above. None of the cancelled options were exercisable as of the end of fiscal 2000.

Compensation of Directors

  Rentrak compensates directors, other than employees who are directors, for their services by payment of $500 for each in-person board meeting they attend and $500 for each telephone conference board meeting they attend. In addition, each non-employee director is paid an annual board fee of $25,000. Rentrak also reimburses directors for their travel expenses for each meeting attended in person. On April 1, 2000, each nonemployee director was automatically granted an option to purchase 10,000 shares of Rentrak common stock at an exercise price of $5.375 per share, and each nonemployee Committee Chairman was automatically granted an additional option to purchase 2,500 shares of Rentrak common stock at an exercise price of $5.375 per share. All such grants were made under Rentrak's 1997 Equity Participation Program.

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

  Ron Berger. Effective April 21, 1998, Rentrak entered into a five year employment agreement with Mr. Berger under which Mr. Berger is employed as the Chairman of the board of directors, Chief Executive Officer and President of Rentrak. Under the agreement, Mr. Berger's initial annual base salary was $400,000, subject to increases on April 1 of each year during the term of the agreement equal to the greater of four percent (4%) or the change in the Consumer Price Index for the preceding calendar year. Mr. Berger is also entitled to an annual bonus for each fiscal year equal to five percent (5%) of the amount by which Rentrak's pre-tax profits (as defined in the agreement) for such fiscal year exceed Rentrak's pre-tax profits in the prior fiscal year. If Mr. Berger is terminated for "cause" (as defined in the agreement), he will receive only the full amount of all compensation accrued as of the date of termination. If Mr. Berger is terminated without cause or Mr. Berger terminates his employment for "good reason" (as defined in the agreement), or if Mr. Berger is terminated following a "change of control" or "potential change of control" (both as defined in the agreement), Mr. Berger may elect to receive a severance payment equal to the greater of: (i) the remaining compensation payable under the agreement, with bonus calculated as the greater of the bonus paid with respect to the immediately preceding fiscal year or the average bonus paid for the three immediately preceding fiscal years; or (ii) three times the sum of (a) Mr. Berger's base salary in the fiscal year of termination plus (b) the greater of the bonus paid to

Mr. Berger with respect to the immediately preceding fiscal year or the average bonus paid for the three immediately preceding fiscal years. Rentrak believes that the commencement of the Shareholder Group's proxy contest constitutes a "potential change of control" and the election of the Shareholder Group's nominees whereby they constituted a majority of Rentrak's board of directors would constitute a "change of control" under Mr. Berger's employment agreement. The estimated cost to Rentrak if Mr. Berger terminates his employment in response to a change of control or the potential change of control, or if he is involuntarily terminated following a change of control, is approximately $1.36 million. If Mr. Berger is terminated due to his death or disability, he or his estate or legal representative is entitled to receive, in a lump sum, the amount of base salary and bonus accrued through the date of termination plus one year's base salary. The agreement expires on March 31, 2003.

  F. Kim Cox. Effective April 1, 1998, Rentrak entered into a four year employment agreement with Mr. Cox under which he is employed as an Executive Vice President of Rentrak. Under the agreement, Mr. Cox received an annual base salary of $178,500 for the period ending March 31, 1999 and $187,425 for the period ending March 31, 2000, and will receive an annual base salary of $196,796 for the period ending March 31, 2001 and $206,636 for the period ending March 31, 2002. If Mr. Cox terminates his employment within two months following a "change of control" (as defined in the agreement), he is entitled to a severance payment equal to one year's base salary. Rentrak believes that the election of the Shareholder Group's nominees whereby they constituted a majority of Rentrak's board of directors would constitute a "change of control" for the purpose of Mr. Cox's employment agreement. The estimated cost to Rentrak if Mr. Cox were involuntarily terminated following such change of control is approximately $197,000. If Mr. Cox is terminated without "cause" (as defined in the agreement), he is entitled to receive one year's base salary, subject to reduction should Mr. Cox find alternative employment of "comparable status" (as defined in the agreement), or if he does not exercise his best efforts to find such employment of comparable status. If Mr. Cox is terminated for cause, he will receive only the amount of compensation accrued through the date of termination. If Mr. Cox is terminated due to his death or disability, he or his estate or legal representative will receive all compensation accrued as of the date of termination plus a lump sum severance payment equal to 180 days' base salary. The agreement was extended by the board of directors for one year and is now scheduled to expire on March 31, 2003.

  Marty Graham. Effective May 17, 1997, Rentrak entered into a five-year employment agreement with Mr. Graham under which he is employed as the Vice President, Product Development. Under the agreement, Mr. Graham receives an annual salary of $130,000, with increases of $10,000 effective April 15 of each year during the term of the agreement. Mr. Graham is also entitled to receive certain cash bonuses for achieving specified objectives and, annually, an option to purchase 5,000 shares of Rentrak common stock. If Mr. Graham is terminated without "cause" (as defined in the agreement) within two years after a "change of control" (as defined in the agreement), or if Mr. Graham terminates his employment for "good reason" (as defined in the agreement), he is entitled to receive the lesser of: (i) his base salary through the end of the agreement; or (ii) one year's base salary during the current fiscal year. Rentrak believes that the election of the Shareholder Group's nominees whereby they constituted a majority of Rentrak's board of directors would constitute a "change in control" for the purpose of Mr. Graham's employment agreement. The estimated cost to Rentrak if Mr. Graham were involuntarily terminated following a change of control is a maximum of approximately $160,000. If
Mr. Graham terminates his employment without good reason within two months after a change of control, he is entitled to receive the greater of: (i) one weeks' base salary for each full year he has been employed by Rentrak; or (ii) two months' base salary. If Rentrak otherwise terminates Mr. Graham without cause, he is entitled to receive six months' base salary, subject to reduction should he find other employment or should he not exercise his best efforts to find such other employment. If Mr. Graham is terminated for cause, he will receive only the full amount of his base salary accrued through the date of termination. If Mr. Graham is terminated due to his death, his estate or legal representative will receive the full amount of his base salary accrued through the date of termination, plus severance of ninety (90) days' base salary at the rate in effect on the date of his death. If Mr. Graham is terminated due to disability, he or his legal representative will receive only the full amount of the base salary accrued through the date of termination. During the period of disability, but prior to termination of employment, Mr. Graham will receive all compensation as set forth in the agreement.

  Carolyn Pihl. Effective March 1, 2000, Ms. Pihl entered into a three year employment agreement with 3PF under which she is employed as 3PF's Chief Financial Officer. Under the agreement, Ms. Pihl receives an annual salary of $207,500, subject to automatic increases of five percent (5%) per year during the term of the agreement. If Ms. Pihl is terminated without "cause" (as defined in the agreement) within two years after a "change of control" (as defined in the agreement), or if Ms. Pihl terminates her employment for "good reason" (as defined in the agreement), she is entitled to receive the lesser of: (i) her base salary through the end of the agreement; or (ii) one year's base salary. Rentrak believes that the election of the Shareholder Group's nominees whereby they constituted a majority of Rentrak's board of directors would constitute a "change of control" for the purpose of Ms. Pihl's employment agreement. The estimated cost to Rentrak if Ms. Pihl were involuntarily terminated following a change of control is a maximum of approximately $207,500. If Rentrak otherwise terminates Ms. Pihl without cause, she is entitled to receive six months' base salary, subject to reduction should Ms. Pihl find alternative employment of "comparable status" (as defined in the agreement), or if she does not exercise her best efforts to find such employment of comparable status. If Ms. Pihl is terminated for cause, she will receive only the full amount of her base salary accrued through the date of termination. If Ms. Pihl is terminated due to her death, her estate or legal representative will receive the full amount of her base salary accrued through the date of termination, plus a lump sum severance of ninety days' base salary. If Ms. Pihl is terminated due to a disability, she or her legal representative will receive only the full amount of her base salary accrued through the date of termination. During any period of disability, but prior to termination of employment, Ms. Pihl will receive all compensation as set forth in the agreement.

  Christopher Roberts. Effective October 27, 1997, Rentrak entered into a five-year employment agreement with Mr. Roberts under which he is employed as Rentrak's Vice President, Sales. Under the agreement, Mr. Roberts received an initial base salary of $130,000, subject to increases of $5,000 on April 15 of each year during the term of the agreement. If Mr. Roberts is terminated without "cause" (as defined in the agreement) within two years after a "change of control" (as defined in the agreement), or if Mr. Roberts terminates his employment for "good reason" (as defined in the agreement), he is entitled to receive the lesser of: (i) his base salary through the end of the agreement; or (ii) one year's base salary during the current fiscal year. If Mr. Roberts terminates his employment without good reason within two months after a change of control, he is entitled to receive the greater of: (i) one weeks' base salary for each full year of his employment by Rentrak; or (ii) two months' base salary. Rentrak believes that the election of the Shareholder Group's nominees whereby they constituted a majority of Rentrak's board of directors would constitute a "change of control" for the purpose of Mr. Roberts' employment agreement. The estimated cost to Rentrak if Mr. Roberts were involuntarily terminated following a change of control is approximately $140,000. The estimated cost to Rentrak if Mr. Roberts terminates his employment without good reason following a change of control is a maximum of approximately $32,300. If Rentrak otherwise terminates Mr. Roberts without cause, he is entitled to receive six months' base salary, subject to reduction should he find other employment or should he not exercise his best efforts to find such other employment. If Mr. Roberts is terminated for cause, he will receive only the full amount of his base salary accrued through the date of termination. If Mr. Roberts is terminated due to his death, his estate or legal representative will receive the full amount of his base salary accrued through the date of termination, plus severance of ninety (90) days' base salary at the rate in effect on the date of his death. If Mr. Roberts is terminated due to disability, he or his legal representative will receive only the full amount of the base salary accrued through the date of termination. During the period of disability, but prior to termination of employment, Mr. Roberts will receive all compensation as set forth in the agreement.

Compensation Committee Interlocks and Insider Participation

  From the beginning of fiscal 2000 through August 23, 1999, the Compensation Committee was comprised of Skipper Baumgarten, Herbert Fischer and Bill LeVine. Mr. Fischer resigned from the board of directors effective August 23, 1999, and was subsequently replaced on the Compensation Committee by Takaaki Kusaka. Ron Berger is a director of American Contractors Indemnity Co., a company for which Skipper Baumgarten serves as Chief Executive Officer. Ron Berger is also Chairman of the board of directors of Rentrak Japan, a company for which Takaaki Kusaka serves as President.

     REPORT OF THE COMPENSATION COMMITTEE ON THE COMPENSATION OF THE CHIEF
                 EXECUTIVE OFFICER AND ALL EXECUTIVE OFFICERS

  The "Report of the Compensation Committee on the Compensation of the Chief Executive Officer and All Executive Officers" shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Rentrak specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

  The Compensation Committee of Rentrak determines the compensation of all executive officers of Rentrak, including Ron Berger, Rentrak's Chairman of the Board and Chief Executive Officer. Compensation decisions for all executive officers of Rentrak are based on Rentrak's executive compensation philosophy. This compensation philosophy has four primary principles: (i) link executive compensation to the creation of sustainable increases in shareholder value;
(ii) provide executive compensation rewards contingent upon organizational performance; (iii) differentiate compensation based on individual executive contribution; and (iv) encourage the retention of a sound management team.

  To implement this philosophy, the Compensation Committee structures executive compensation by employing three primary components--annual salary, performance bonuses and a long-term incentive program consisting of stock option grants. Ownership of shares of Rentrak common stock by executives is encouraged and forms a significant component of the total executive compensation package. The higher the position of the executive, the greater the percentage his or her compensation is likely to consist of long-term incentive programs. In addition, the Compensation Committee looks to competitive factors in the development of total executive compensation packages.

                     Annual Salary and Performance Bonuses

  The Compensation Committee fixes the yearly salary of each executive officer subject to contractual arrangements (previously approved by the Compensation Committee). The yearly salary reflects the level of duties and responsibilities of the executive officer, the executive officer's experience and prior performance, industry practices and the financial performance of Rentrak in both absolute and relative terms. Salaries are reviewed annually by the Compensation Committee and are increased when warranted by executive performance and competitive practices. In establishing various compensation levels for executive officers, including the Chief Executive Officer, the Compensation Committee took into account the revenues generated by domestic PPT, management's commitment to developing new products and management's effort to diversify its business within the video industry.

  The Compensation Committee also awards performance bonuses. Performance bonuses, if earned, are generally paid once Rentrak's fiscal year end results are known. Performance bonuses are based upon: (i) the executive officer's performance against individual goals; (ii) the performance of the executive officer's unit within Rentrak against that unit's goals; and (iii) the performance of Rentrak against company-wide goals. Goals vary from year to year and from unit to unit and, with regard to executive officers, usually include both quantitative and qualitative factors. In fixing the bonuses for fiscal 2000, quantitative goals evaluated by the Compensation Committee included goals based on specific profit targets. Qualitative goals included goals based on strategic positioning and business development.

  From time to time, the Compensation Committee has awarded one-time bonus payments to certain executive officers as a result of extraordinary circumstances, such as the consummation of financing or the attainment of special unit goals.

                          Long-Term Incentive Program

  Stock option grants are used to motivate employees to focus on Rentrak's long-term performance, and Rentrak has long maintained stock option plans for all qualified employees, including all executive officers. The Compensation Committee fixes the terms and the size of the grants of stock options to all recipients, including all executive officers. The size of the grants is based upon the employees' duties, responsibilities, performance, experience and anticipated contribution to Rentrak.

  The Compensation Committee typically awards stock options to executive officers on an annual basis in the exercise of their discretion. Additional grants may be made in the event of an executive officer's promotion. In fiscal 2000, Rentrak granted options to purchase 338,566 shares of common stock to its executive officers.

                                Section 162(m)

  During 1993, the Internal Revenue Code of 1986, as amended (the "Code"), was amended to include a provision which denies a deduction to any publicly held corporation for compensation paid to any "covered employee" (defined as the CEO and a corporation's other four most highly compensated officers, as of the end of a taxable year) to the extent that the compensation exceeds $1 million in any taxable year of the corporation beginning after 1993. It is Rentrak's policy to qualify all compensation paid to its top executives, in a manner consistent with Rentrak's compensation policies, for deductibility under the 1993 law in order to maximize Rentrak's income tax deductions. However, this policy does not rule out the possibility that compensation may be approved that may not qualify for the compensation deduction, if in light of all applicable circumstances it would be in Rentrak's best interests for such compensation to be paid.

 Compensation of Ron Berger, Chairman of the Board and Chief Executive Officer

  Ron Berger has served as Chairman of the Board and Chief Executive Officer of Rentrak since September 1977. In fixing salary and target bonus levels, as well as determining the size of any stock option grants, the Compensation Committee reviewed the financial performance of Rentrak, including revenue and profit levels as compared to Rentrak's performance goals. In addition, the Compensation Committee reviewed the following factors: Mr. Berger's performance as Chairman of the Board and Chief Executive Officer, his importance to Rentrak, and the successful implementation of Rentrak's strategic goals and the compensation packages of chief executive officers of other comparably sized companies. Mr. Berger was awarded a bonus of $2,264 for fiscal 2000 in accordance with the formula in his employment contract.

  By: The Compensation Committee:

Skipper Baumgarten                Bill LeVine                  Takaaki Kusaka

              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN OF
        RENTRAK CORPORATION NASDAQ MARKET INDEX AND PEER INDUSTRY GROUP

  The following chart compares the five year cumulative total return on Rentrak's Common Stock with that of the NASDAQ Market Index and a peer industry group. The graph also includes the "1999 Peer Group," as described below. The comparison assumes $100 was invested on April 1, 1995 in each of the foregoing and that all dividends, if any, were reinvested.

  Method of Selecting the 1999 Peer Group. Rentrak selected the peer group used in last year's proxy statement from the public companies reported by Media General Services as having the same company-level Standard Industrial Classification ("SIC") Code as Rentrak, and which also were generally involved in the movie entertainment business (collectively, the "1999 Peer Group"). The 1999 Peer Group was comprised of the following corporations: AMC Entertainment Inc., American Champion Entertainment, Avenue Entertainment Group, Carlton Communications, Carmike Cinemas, Cinar Corp. SUB VTG CL B, Cinemastar Luxury Theaters, Dick Clark Productions, Film Roman Inc., Four Media Company, GC Companies Inc., Image Entertainment Inc., Iwerks Entertainment Inc., J2 Communications, Kushner-Locke Co., Las Vegas Entertainment Network, Laser-Pacific Media Corp., Liberty Media Group B AT&T, Lions Gate Entertainment, Loews Cineplex Entertainment CP., Macrovision Corp., Metro-Goldwyn-Mayer Inc., Netter Digital Entertainment, New Frontier Media Inc., Peach Arch Entertainment Inc., VDI Multimedia.

  The 2000 Peer Group. Rentrak believes the 1999 Peer Group is no longer an appropriate comparison for purposes of assessing the performance of Rentrak common stock, because the corporations within the group consist primarily of movie distributors that face different business conditions. For this reason, Rentrak has compiled a new peer industry group that includes corporations within the video distribution business and internet fulfillment business, which are more closely aligned with Rentrak's core businesses. The 2000 peer group is comprised of the following corporations: Hastings Entertainment, Inc., Blockbuster, Inc., Big Star Entertainment, Inc., Hollywood Entertainment Corp., Movie Gallery, Inc., TCI Satellite Entertainment, Inc., Valley Media, Inc., West Coast Entertainment Corp., Video City, Inc., Ascendant Solutions, Inc., and PFS Web, Inc.

  The following chart shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Rentrak specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

               COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN

            AMONG RENTRAK CORPORATION, 1999 PEER GROUP INDEX,

              NASDAQ MARKET INDEX, AND 2000 PEER GROUP INDEX





                       [PERFORMANCE GRAPH APPEARS HERE]

       Measurement Period     Rentrak  1999 Peer   2000 Peer     NASDAQ
      (Fiscal Year Covered)    Corp.  Group Index Group Index Market Index
      ---------------------   ------- ----------- ----------- ------------
             3/31/95          $100.00   $100.00     $100.00     $100.00
             3/31/96            80.77    130.74       81.67      134.51
             3/31/97            42.31    108.59      103.20      150.48
             3/31/98           146.15    113.18       63.13      227.41
             3/31/99            43.27     71.29       78.11      297.18
             3/31/00            84.62     78.08       33.68      547.25

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

  Stephen Roberts, a stockholder and a member of Rentrak's board of directors, provided general consulting services to Rentrak during fiscal 2000, for which he received $142,181. Rentrak does not plan to continue to use Mr. Roberts as a general consultant during fiscal 2001. In April 2000, Rentrak entered into an agreement with the S. Roberts Company, a Delaware corporation owned by Mr. Roberts, to assist Rentrak in the exploration of the possible sale of part or all of Rentrak's PPT video distribution and information processing business to one or more major motion picture studios. In the event of successful implementation of this strategy, Mr. Roberts would receive a success fee equal to two percent (2%) of the total consideration paid, but not less than $200,000. This agreement will expire on December 31, 2000.

  Dr. Pradeep Batra, a member of Rentrak's board of directors, is the President and controlling shareholder of Unique Business Systems ("UBS"). In addition to other business activities, UBS develops and sells point-of-sale ("POS") software that retail video stores use to track rental and sale activity. Rentrak and UBS have entered into various agreements pursuant to which, among other things: (i) they agree to cooperate to make UBS's POS software compatible with Rentrak's PPT system; (ii) Rentrak agrees to pay a commission for each PPT customer referred by UBS; and (iii) UBS agrees to share software maintenance fees with Rentrak relating to a 1995 transaction in which UBS purchased certain assets from Rentrak. In addition, Rentrak UK, a subsidiary of Rentrak that distributes videocassettes in the United Kingdom, is party to a POS software agreement with UBS, and BlowOut Video, Inc., a wholly owned subsidiary of Rentrak that owns and operates a chain of retail video stores and a retail video Web site, purchased computer hardware and a POS software system from UBS. During fiscal 2000, Rentrak paid UBS an aggregate of $62,000, Rentrak UK paid UBS an aggregate of $70,000, and BlowOut Video, Inc. paid UBS an aggregate of $80,678.

  Muneaki Masuda, a member of Rentrak's board of directors, holds a controlling interest in So-Tsu Company, which in turn holds a controlling interest in CCC and Rentrak Japan. Pursuant to an agreement between Rentrak and Rentrak Japan, Rentrak Japan pays Rentrak an annual royalty, based on a June 1 to May 31 royalty year, equal to one and sixty-seven hundredths percent (1.67%) of the first $47.9 million of Rentrak Japan's sales and one-half of one percent (.5%) of Rentrak Japan's sales in excess of such amount. In fiscal 2000, Rentrak Japan paid Rentrak a total of approximately $4 million in royalty fees, which amount included an advance royalty payment of $2.5 million and a one-time royalty payment of $480,000. The $2.5 million advance payment will offset $4 million of future royalties. Of the $2.5 million advance in royalty fees, approximately $1.6 million has been recorded as deferred revenue to be recognized in future periods.

  In August 1999, Rentrak and Rentrak Japan formed Rentrak International, LLC, an Oregon limited liability company, for the purpose of developing the PPT system in certain international markets. Rentrak and Rentrak Japan each contributed US$180,000 to Rentrak International during fiscal 2000, as well as the development rights to the PPT system in certain countries, excluding the United States, Canada, the United Kingdom, Ireland, Brazil, and Japan. Rentrak Japan and Rentrak each own a fifty percent (50%) membership interest in Rentrak International, and profits and losses are allocated equally between the two parties.

  During Rentrak's last fiscal year, Rentrak Japan loaned (Yen)120 million (approximately US$200,000) to Rentrak UK The loan is non-interest bearing and is due on March 31, 2001. During the term of the loan, Rentrak Japan is entitled to ten percent (10%) of Rentrak's share of Rentrak UK royalties. No such share of royalties was earned by or paid to Rentrak Japan during Rentrak's last fiscal year.

  In August 1999, Bill LeVine, a member of Rentrak's board of directors, provided a line of credit to BlowOut Video Holding Company ("Borrower"), a wholly-owned subsidiary of Rentrak, in the principal amount of up to $3 million (the "Loan"), of which Borrower borrowed $500,000 during its last fiscal year. The largest outstanding principal amount of the Loan during fiscal 2000 was $500,000. The Loan bears interest at the prime rate plus one and one-half percent (1.5%) and Borrower paid Mr. LeVine $17,860 in interest during Rentrak's last fiscal year. Borrower paid Mr. LeVine a $30,000 loan origination fee and $12,500 in closing costs in connection with the Loan. The Loan is secured by all of Borrower's assets and is due and payable three years from the date of execution of the Loan and Security Agreement.

  In consideration of a $4 million unsecured note payable with Bill LeVine, of which approximately $2.5 million was used to fund the operations of Rentrak's wholly-owned subsidiary, 3PF.COM, Inc. ("3PF"), 3PF issued a warrant to Mr. LeVine to purchase 14,814 shares of 3PF common stock at an exercise price of $6.75 per share. The exercise period for the warrant commenced on November 29, 1999 and expires on November 30, 2000. The Note payable carried interest at the rate of ten percent (10%), payable monthly, and the largest outstanding principal amount of the note during fiscal 2000 was $4 million. Rentrak paid Mr. LeVine $310,278 in interest in connection with this note payable during Rentrak's last fiscal year. The note was paid in its entirety in January 2000.

  In June 2000, the board of directors approved an offer to make loans available to those officers of Rentrak that were under an employment contract for the purpose of allowing them to exercise their vested, unexercised "out of the money" employee stock options. The purpose of this program was to enable executives to exercise certain of their options and thereby hold shares resulting from the exercise of such options in advance of a possible spin-off or split-up of 3PF, and to enhance Rentrak's efforts to retain its key employees. The vested option loan program was initially proposed to the Compensation Committee in March 2000, approved by the Compensation Committee in April 2000, and approved by the board of directors along with certain amendments to the Company's 1986 Stock Option Plan and 1997 Equity Participation Plan in May 2000 and June 2000.

  The concept for the vested option loan program was first proposed by Kim Cox to Ron Berger in January 2000 and Mr. Berger discussed the vested option loan program with certain members of the Compensation Committee in February 2000. The full Compensation Committee approved the vested option loan program in April 2000, well before the Shareholder Group submitted their demand for a special shareholders meeting on May 15, 2000. The Compensation Committee had no knowledge of the Shareholder Group's proxy contest or of any shareholder's intent to initiate a proxy contest when the Compensation Committee approved the vested option loan program. Members of the Compensation Committee were aware of a request by Paul Rosenbaum to meet with the board of directors to discuss concerns about the future of Rentrak prior to approving the vested loan program.

  The Compensation Committee approved the vested option loan program in order to encourage executive officers to own Rentrak shares and facilitate the ability of executive officers to hold shares, rather than options, which would enable them to participate in a potential spin-off of 3PF. At the time the board of directors approved the vested option loan program in May and June 2000, the board of directors had knowledge of the Shareholder Group's proxy contest. The board of directors approved the vested option loan program for all of the reasons that the Compensation Committee approved and recommended the vested option loan program to the board of directors. In addition, the board of directors also considered the following factors: (1) stock ownership was a way to promote key employee retention (2) the vested option loan program would incentivize executives to promote shareholder value by further aligning the interests of management more directly with the interests of the shareholders, and (3) executives should be given the opportunity to vote and protect their economic interest in Rentrak through share ownership.

  The loans under this program bear interest at the federal funds rate in effect on the date of the loan and interest is payable annually. The principal amount of the loan is due on the earliest to occur of: (1) one year prior to the expiration of the term of the borrower's current employment agreement with Rentrak, (2) one year after borrower leaves Rentrak's employment unless such departure follows a "change of control" (as defined in the loan agreements),
(3) five years from the date of the loan, or (4) one year from the date of the borrower's death. The loans are secured by the stock purchased upon the exercise of the options. The loans are without recourse (except as to the stock securing the loans) as to principal and are with full recourse against the borrower as to interest. The offer to make these loans expires September 30, 2000.

  On June 16, 2000, two officers, Ron Berger and Kim Cox, accepted this offer and obtained loans from Rentrak. Mr. Berger entered into a loan agreement, promissory note in the amount of $6,629,386.00 and stock pledge agreement in connection with his exercise of options to purchase 1,362,008 shares of common stock. Mr. Cox entered into a loan agreement, promissory note in the amount of $1,468,250.42 and stock pledge agreement in connection with his exercise of options to purchase 301,518 shares of common stock. Because the loan proceeds were immediately used to pay the exercise price of the options to Rentrak, there was no net outflow of cash from Rentrak in connection with these loans. As a result of the loans and option exercises, Messrs. Berger and Cox will be able to vote the acquired shares at the Annual Meeting, which could have an impact on the Shareholder Group's proxy contest. As of July 26, 2000, no other officers have elected to accept loans under this program.

                                  PROPOSAL 2

                          SHAREHOLDER BYLAW PROPOSAL

  A shareholder group identifying itself as the Committee for the Achievement of Rentrak Excellence (the "Shareholder Group") has proposed an amendment to
Section 3.2 of Rentrak's 1995 Restated Bylaws to fix the number of directors at five, instead of the current range of three to nine directors. Specifically, Section 3.2, as proposed to be amended, would read as follows:

    Section 3.2. Number, Tenure and Qualifications. The board of directors shall consist of five persons. Each director shall hold office until the next annual meeting of the shareholders and until his or her successor is elected and qualified or until death, resignation or removal.

  If approved, the size of Rentrak's board of directors at the Annual Meeting would be fixed at five and the five nominees who receive the greatest number of votes would be elected to fill the open seats. Proposal 2 will be the first agenda item at the Annual Meeting. If Proposal 2 passes, the Shareholder Group intends to present their nominees for election of a five member board of directors and the Rentrak board of directors intends to present for election to a five member board of directors, those five director nominees that receive the most votes in connection with Rentrak's solicitation of proxies relating to Proposal 1. If Proposal 2 passes, the five nominees proposed by the Shareholder Group and Rentrak board of directors that receive the most votes will be elected. If Proposal 2 fails, the Shareholder Group's five nominees will not be up for election and the Rentrak shareholders will be asked to elect the nine director nominees proposed by Rentrak's board of directors.

  Given Rentrak's broad range of operations, including several different businesses involving retail, wholesale, website and fulfillment operations, Rentrak believes that a broad range of skills and experience drawn from a nine member board as opposed to a five member board is necessary and appropriate. Accordingly, the board of directors unanimously recommends a vote AGAINST Proposal 2.

                    PARTICIPANTS IN RENTRAK'S SOLICITATION

  Under applicable SEC regulations, each member of Rentrak's board of directors is, and certain employees and agents of Rentrak may be deemed to be, a "participant" in Rentrak's solicitation of proxies. The principal occupation and business address of each person who may be deemed a participant are set forth in Appendix A hereto. Information required to be provided regarding each participant, including their present ownership of Rentrak common stock, is provided in this proxy statement and the attached Appendix A.

                               PROXY LITIGATION

  On June 13, 2000 in the United States Federal District Court in Portland, Oregon, Rentrak filed a lawsuit against Donald Kundinger, Paul Bogdanich, Jackson Hole Advisors, Paul Rosenbaum, and a number of other shareholders and prospective board nominees who had either been identified in a Schedule 13D filed by Mr. Rosenbaum or had served on Rentrak a demand for a special shareholders meeting. The suit claims that the defendants have violated Sections 13 and 14 of the Securities Exchange Act by, among other things, filing a late and misleading Schedule 13D and engaging in false and misleading solicitations. The suit also alleges that Messrs. Kundinger and Bogdanich and Jackson Hole Advisors have breached a contract entered into with

Rentrak and their fiduciary duties owed to Rentrak and that they have engaged in fraud. The suit prays for declaratory and preliminary and permanent injunctive relief against all the defendants and seeks compensatory and punitive damages against Messrs. Kundinger and Bogdanich and Jackson Hole Advisors. Rentrak has sought and obtained a court order authorizing expedited discovery and is vigorously conducting discovery against the defendants and certain third parties.

  On July 7, 2000, certain of the defendants who purport to be members of a shareholder group identifying itself as the Committee for Achievement of Rentrak Excellence filed their answer denying the material allegations of the complaint, asserting various affirmative defenses and asserting a counterclaim against Rentrak, its directors, Rentrak Japan, K.K. and Culture Convenience Club Co., Ltd. alleging that Rentrak and the other defendants have violated
Section 13(d) of the Securities Exchange Act by failing to file a Schedule 13D within 10 days after they allegedly formed a group to acquire Rentrak stock with the purpose or effect of influencing control of Rentrak. As part of their allegations, the counterclaimants allege that Rentrak has violated Regulation U promulgated by the Board of Governors of the Federal Reserve System by granting loans to Messrs. Berger and Cox to enable them to exercise certain stock options for the purpose of defeating an impending proxy fight for control of Rentrak. The counterclaimants pray for declaratory and preliminary and permanent injunctive relief. On August 1, 2000 the counterclaimants filed a motion seeking a preliminary injunction enjoining all Rentrak directors and Mr. Cox from voting the shares of Rentrak common stock acquired on and after May 30, 2000.

  Rentrak does not believe that it or any of the other counterclaim defendants have violated Section 13(d) or have formed any group. In addition, Rentrak believes that the loans made to Messrs. Berger and Cox in connection with the exercise of their stock options complied with Regulation U. A representative of the Board of Governors of the Federal Reserve System recently confirmed Rentrak's position with respect to Regulation U and informed Rentrak that he had personally contacted Mr. Rosenbaum to inform him that the loans complied with margin loan regulations and that the Federal Reserve Board does not intend to take any action against Rentrak, Mr. Berger or Mr. Cox in response to Mr. Rosenbaum's allegations. Rentrak and the other counterclaim defendants are vigorously defending against the allegations contained in the counterclaims and the relief sought.

     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the 1934 Act requires Rentrak's directors and executive officers and persons who beneficially own more than ten percent (10%) of the outstanding shares of Rentrak's common stock ("ten percent shareholders"), to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of shares of common stock and other equity securities of Rentrak. To Rentrak's knowledge, based solely upon a review of the copies of Forms 3, 4 and 5 (and amendments thereto) furnished to Rentrak or otherwise in its files, all of Rentrak's officers, directors and ten percent shareholders complied with all applicable Section 16(a) filing requirements during Rentrak's last fiscal year.

                            INDEPENDENT ACCOUNTANTS

  Rentrak's independent public accountants for the fiscal year ended March 31, 2000, were Arthur Andersen LLP. Management intends to continue to retain Arthur Andersen LLP during the current fiscal year. No election, approval or ratification of the choice of independent public accountants by the shareholders is required. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. Such representative is also expected to be available to respond to appropriate questions.

                             FINANCIAL INFORMATION

  A copy of Rentrak's 2000 Annual Report, including audited financial statements, is being sent to shareholders with this proxy statement.

                              REPORT ON FORM 10-K

  RENTRAK'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED MARCH 31, 2000, WILL BE AVAILABLE TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO RICHARD NIDA, VICE PRESIDENT, INVESTOR RELATIONS, RENTRAK CORPORATION, ONE AIRPORT CENTER, 7700 N.E. AMBASSADOR PLACE, PORTLAND, OR 97220. COPIES OF EXHIBITS TO THE ANNUAL REPORT ON FORM 10-K ARE AVAILABLE, BUT A REASONABLE FEE WILL BE CHARGED TO ANY SHAREHOLDER REQUESTING EXHIBITS.

                    INFORMATION CONCERNING THE SOLICITATION

  Rentrak will bear all costs and expenses associated with this solicitation. In addition to solicitation by mail, directors, officers, and employees of Rentrak may solicit proxies from shareholders, personally or by telephone or telegram, without receiving any additional remuneration. Rentrak has asked brokerage houses, nominees and other agents and fiduciaries to forward soliciting materials to beneficial owners of Rentrak common stock and will reimburse all such persons for their expenses.

  Rentrak has also retained Corporate Investor Communications, Inc. ("CIC") to aid in the solicitation of proxies by personal interview, telephone or other means of communication. CIC expects to use approximately twenty (20) persons to conduct the solicitation. Rentrak estimates that its total expenditures relating to the solicitation of proxies will be approximately $895,000. Total cash expenditures to date have been approximately $450,000.

  If you have any questions or need assistance voting your proxy please call our proxy solicitor Corporate Investor Communications, Inc. toll-free at 1-888-560-9906 and ask for Bill Fiske.

                                          By Order of the Board of Directors,


                                                      /s/ F. Kim Cox
                                          _____________________________________
                                                  President and Secretary

Portland, Oregon

Date: August 8, 2000

                                                                     APPENDIX A

                   Information Concerning the Directors and
             Executive Officers of Rentrak Who May Solicit Proxies

Participants

  Rentrak's directors are, and certain of its executive officers may be deemed to be, participants in Rentrak's solicitation of proxies from Rentrak shareholders (collectively, "Participants"). The following table sets forth the name and business address of Rentrak's directors, which is also the principal business address of the directors' employers. Their principal occupations are set forth in this proxy statement under the heading "Proposal 1: Election of Directors."

   Peter Balner        Blowout Video, Inc.
                       2400 Morris Ave.
                       Union, NJ 07083

   Predeep Batra       Unique Business Systems
                       2901 Ocean Park Blvd. Suite 215
                       Santa Monica, CA 90405

   Skipper Baumgarten  American Contractors Indemnity
                       841 Airport Blvd. 9th Floor
                       Los Angeles, CA 90045

   Ron Berger          Rentrak Corporation
                       One Airport Center
                       7700 N.E. Ambassador Place
                       Portland, Oregon 97220

   James Jimirro       J2 Communications
                       10850 Wilshire Blvd. Suite 1000
                       Los Angeles, CA 90024

   Takaaki Kusaka      Rentrak Japan
                       Yebisu Garden Place Tower
                       4-20-3 Ebisu--35th Floor
                       Tokyo 150 Japan

   Bill LeVine         LeVine Enterprises
                       211 Spalding Drive
                       #604 South
                       Beverly Hills, CA 90212

   Muneaki Masuda      Culture Convenience Club
                       Yebisu Garden Place Tower
                       4-20-3 Ebisu--21st Floor
                       Tokyo 150 Japan

   Stephen Roberts     The S. Roberts Company
                       1321 7th Street, Suite 205
                       Santa Monica, CA 90401

  The names and principal occupations of Rentrak's executive officers who may be deemed Participants are set forth below. The principal business address of each such person is Rentrak's address: One Airport Center, 7700 N.E. Ambassador Place, Portland, Oregon 97220.

   Ron Berger    Chairman and Chief Executive Officer
   F. Kim Cox    President, Secretary and Treasurer
   Richard Nida  Vice President, Investor Relations

Information Regarding Ownership of Rentrak Securities by Participants

  None of the Participants owns any shares of Rentrak common stock of record but not beneficially. The number of shares of Rentrak common stock held by each Participant and their associates, other than Mr. Nida, is set forth in this proxy statement under the heading "Security Ownership of Certain Beneficial Owners and Management." Mr. Nida beneficially owns 17,500 shares of Rentrak common stock, which includes options to purchase 5,000 shares of Rentrak common stock that are exercisable within 60 days after the date of this proxy statement.

Information Regarding Participant Transactions in Rentrak Common Stock

  The following table sets forth certain information regarding purchases and sales of Rentrak common stock by each Participant during the past two years.

                                                                 No. of
                                                                 Shares
                                                                Purchased
        Name                                             Date   or (Sold)
        ----                                             ----   ---------
     Peter Balner.....................................   2/2/99    20,000 (2)
                                                        6/15/99    20,000 (6)
                                                        7/23/99    20,000 (2)
                                                         8/4/99     3,000 (2)
                                                         9/3/99     3,000 (6)
                                                        10/6/99    20,000 (2)
                                                       10/27/99     2,000 (6)
                                                        11/8/99       600 (6)
                                                        11/9/99     1,400 (6)
                                                        12/7/99     2,000 (6)
                                                       12/15/99     2,000 (6)
                                                       12/30/99     2,000 (6)
                                                         1/4/00     2,000 (6)
                                                        1/26/00     2,000 (6)
                                                        2/15/00     5,000 (6)
                                                         3/1/00     5,000 (6)

     Pradeep Batra....................................   6/8/00    10,000 (1)

     Skipper Baumgarten...............................  6/28/99     8,000 (2)
                                                        6/29/99     2,000 (2)
                                                        9/13/99     1,000 (2)
                                                        9/14/99     9,000 (2)
                                                        6/15/00    10,000 (1)

     Ron Berger.......................................  4/13/99     1,000 (3)
                                                       12/16/99    (3,000)(3)
                                                         6/6/00    10,000 (2)
                                                         6/8/00     4,892 (2)
                                                         6/9/00     5,000 (2)
                                                        6/13/00     1,000 (2)
                                                        6/15/00     4,000 (2)
                                                        6/16/00 1,362,008 (1)(4)

     F. Kim Cox....................................... 10/23/98    10,714 (1)
                                                        4/18/00    30,381 (1)
                                                        6/16/00   301,518 (1)(5)

     James Jimirro....................................  6/15/00    17,500 (1)

     Takaaki Kusaka...................................               None

     Bill LeVine......................................  6/13/00    15,000 (1)

     Muneaki Masuda...................................               None

     Richard Nida.....................................  11/9/98     7,500 (2)
                                                         8/4/99     2,500 (2)
                                                         6/8/00     1,250 (1)
                                                        6/13/00     1,250 (2)

     Stephen Roberts..................................   6/9/00    15,000 (1)
                                                         6/9/00    (1,600)(6)

--------
(1) Stock option exercise.
(2) Open market purchase.
(3) Gift made (received).
(4) Mr. Berger borrowed the full amount of the exercise price from Rentrak pursuant to a loan transaction disclosed in this proxy statement under the heading "Certain Relationships and Related Transactions."
(5) Mr. Cox borrowed the full amount of the exercise price from Rentrak pursuant to a loan transaction disclosed in this proxy statement under the heading "Certain Relationships and Related Transactions."
(6) Open market sale.

Miscellaneous Information Concerning Participants

  Except as described in this Appendix A or in this proxy statement, none of the Participants nor any of their respective associates (together, the "Participant Associates") (i) directly or indirectly beneficially owns any shares of Rentrak common stock or any securities of any Rentrak subsidiary or
(ii) has had any relationship with Rentrak in any capacity other than as a stockholder, employee, officer or director. Furthermore, except as described in this Appendix A or the proxy statement under the caption "Certain Relationships and Related Transactions," no Participant Associate is either a party to any transaction or series of transactions since April 1, 1999, or has knowledge of any currently proposed transaction or series of transactions, (i) to which Rentrak or any of its subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $60,000, and (iii) in which any Participant Associate had, or will have, a direct or indirect material interest.

  Except as described below in this Appendix A or in the proxy statement under the heading "Employment Contracts and Termination of Employment and Change in Control Arrangements," no Participant Associate has entered into any agreement or understanding with any person respecting any future employment by Rentrak or its affiliates or any future transactions to which Rentrak or any of its affiliates will or may be a party. Mr. Nida is party to an employment contract with Rentrak. Under the contract, which commenced on September 1, 1998 and terminates on August 31, 2002, Mr. Nida is paid a base salary of $128,000 and is eligible for a bonus upon the achievement of certain performance objectives.

                  [LOGO OF RENTRAK CORPORATION APPEARS HERE]
                              RENTRAK CORPORATION


     This proxy is solicited on behalf of the board of directors of Rentrak Corporation (the "Company").

     The undersigned hereby appoints each of Ron Berger and F. Kim Cox as proxies, with full power of substitution, and hereby authorizes them to represent and to vote as designated below, all the shares of Rentrak common stock held of record by the undersigned on August 4, 2000, at the annual meeting of the shareholders to be held at the Company's executive offices, located at One Airport Center, 7700 N.E. Ambassador Place, Portland, Oregon 97220, on September 19, 2000, at 9:00 a.m., Pacific Daylight Savings Time, or any adjournments or postponements thereof.

     This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is provided, the proxy holders will vote FOR each director nominee named in Proposal 1 and AGAINST Proposal 2.

---------------------------------------------------------------------------------------------------------------------
                                        Proposal 1: Election of Directors


 The board of directors unanimously recommends a vote FOR each of the nominees named in Proposal 1.

 Nominees: Peter Balner, Pradeep Batra, Skipper      [_]  FOR election of                        [_]  WITHHOLD vote
 Baumgarten, Ron Berger, James Jimirro, Takaaki      all director                                from all nominees
 Kusaka, Bill LeVine, Muneaki Masuda, and Stephen    nominees (except as
 Roberts                                             noted below)

 If Proposal 2 is approved, this proxy will be voted for the five nominees above who receive the greatest number of votes, and the five nominees who receive the highest number of votes will be elected as directors.


 To withhold authority to vote for any individual nominee, identify the nominee in the space below:
 Exceptions:
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                                             Proposal 2: Amendment to Bylaws


 The board of directors unanimously recommends a vote AGAINST Proposal 2.

 Proposal: Amend Rentrak's 1995 Restated Bylaws to   [_]  FOR              [_]  AGAINST          [_]  ABSTAIN
 fix the number of directors at five.
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                                             Proposal 3: Other Proper Action
---------------------------------------------------------------------------------------------------------------------

 In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
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

     Please date and sign exactly as name appears hereon. When shares are held as joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

     Dated: _____________________, 2000

     Signature ___________________     Signature if held jointly________________

     Please mark, sign, date and return the proxy using the enclosed envelope.